Exhibit 99.1

For more information contact:
Kevin Eichner or Frank Sanfilippo (314) 725 5500
Melissa Sturges (816) 221 7500 or Ann Marie Mayuga (314) 469 4798

ENTERPRISE FINANCIAL COMPLETES PURCHASE OF
MILLENNIUM BROKERAGE GROUP

St. Louis, January 7, 2008. Enterprise Financial Services Corp (NASDAQ: EFSC) reported that it has purchased the remaining 40% minority interest in Millennium Brokerage Group LLC (MBG). Enterprise acquired 60% of Nashville, TN-based MBG for $15 million in October, 2005, with the acquisition of the remaining interest originally scheduled to occur in two stages in 2008 and 2010. Enterprise accelerated the acquisition timetable by purchasing the remaining 40% interest on December 31, 2007. MBG is now a wholly owned subsidiary of Enterprise Financial Services Corp.

Under terms of the restructured acquisition agreement, Enterprise acquired the remaining interest in MBG for $1.5 million plus subsequent annual payments of up to $2 million each year for four years contingent upon achievement by MBG of certain pre-tax earnings targets.

The acquisition of the remaining 40% of MBG membership interests was accelerated, according to Enterprise Financial CEO Kevin Eichner, “to accommodate a change in the Millennium partner compensation plan and equity incentives and to recognize the effects of the decline in Millennium’s margins on valuing the remaining ownership interests pursuant to the original buyout terms.”

As part of the new agreement, MBG partners will now earn a sliding scale percentage of net revenues produced annually by their respective offices. The net effect of the additional sales compensation, offset largely by significant reductions in overhead expenses, is not likely to have a meaningful impact on MBG’s contribution to EFSC’s 2008 earnings per share in relation to that of 2007.

Bill Zelenik, MBG President and CEO, commented, “Our new agreement enables us to more effectively recognize the distinctive sales contributions of key individuals and continue to provide a fair return to EFSC shareholders. I’m very pleased that our teams at MBG and Enterprise, working in partnership, were able to arrive at this new arrangement.”

Zelenik added, “Millennium’s value proposition to producers and insurance carriers is compelling. I am not aware of many firms that can match our nationwide reach, top quality products, personal service, technology and deep expertise in sophisticated wealth preservation and wealth transfer strategies. The new financial structure we now have in place enables us to continue to expand our business without missing a beat.”

Exhibit 99.1

MBG provides life insurance-based financial solutions to banks, CPA firms, broker-dealers and independent advisory firms through its offices across the U.S. As a wholly owned subsidiary, MBG includes its financial results as part of EFSC’s wealth management line of business. EFSC has applied to the Office of Thrift Supervision for a new national trust charter that will incorporate all of its wealth management businesses and MBG results will be reported under that charter once granted.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, and recently announced its intent to charter a new state bank in Phoenix, AZ. The Company focuses primarily on serving the needs of privately held businesses, their owners, executives and other professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2006 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.